Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the TechTeam Global, Inc. Gary J. Cotshott Non-Qualified Stock Option Plan and Margaret M. Loebl Non-Qualified Stock Option Plan of our reports dated March 13, 2009, with respect to the consolidated financial statements and schedule of TechTeam Global, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of TechTeam Global, Inc., filed with the Securities and Exchange Commission.
March 13, 2009